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                                                                     Exhibit (i)


                                  ROPES & GRAY
                             One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000
                            TELECOPIER (617) 951-7050

                   WRITER'S DIRECT DIAL NUMBER: (617) 951-7000



                                November 10, 1993


WSIS Series Trust
787 Seventh Avenue
New York, New York  10019


Gentlemen:

         We are furnishing this opinion in connection with Registration Statement No. 33-65632 on Form N-1A filed under the Securities Act of 1933, as amended, by WSIS Series Trust (the "Trust") for the registration of an indefinite number of shares of beneficial interest (the "Shares") which may be issued in several series of shares. The Shares are proposed to be sold pursuant to a Distributor's Contract in the form filed as an exhibit to the Registration Statement (the "Distributor's Contract") to be entered into between the Trust and Wertheim Schroder & Co. Incorporated.

         We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of trustee and shareholder action, its Bylaws, and its Agreement and Declaration of Trust on file at the Office of the Secretary of State of The Commonwealth of Massachusetts. We have examined executed copies of such Registration Statement, and amendments thereto, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purposes of this opinion.

         We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

         Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold pursuant to the Distributor's Contract, they will be validly issued, fully paid, and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain





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WSIS Series Trust
November 10, 1993
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circumstances, be held liable for the obligations of the Trust. However, the
Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification, out of the property of a series of shares, of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that series of shares itself would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to such Registration Statement.



                                        Sincerely yours,




                                        /s/ Ropes & Gray
                                        ----------------------------------------
                                        Ropes & Gray